Investor News Release
Celanese Corporation
Investor Relations
1601 West LBJ Freeway
Dallas, Texas 75234-6034
Mark Oberle
Phone: +1 972 443 4464
Fax: +1 972 332 9373
mark.oberle@celanese.com
Web site: www.celanese.com
Celanese Temporarily Ceases Acetic Acid Production
at Clear Lake, Texas Facility
DALLAS, May 14, 2007 -— Celanese Corporation (NYSE: CE) today announced that it has temporarily ceased production of acetic acid at its Clear Lake, Texas manufacturing facility due to an unplanned outage. The company currently expects the acetic acid unit to resume operations by the end of May. The company has informed its customers of this force majeure event and is actively working to minimize the impact of the shutdown on its customers’ operations.
The company currently does not expect the shutdown to materially affect Celanese’s financial performance for the full year, but it may have a modest impact on second quarter results. The facility has an annual production capacity of approximately 1.2 million tons and is one of five acetic acid facilities in the company’s global production system.

About Celanese:
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.7 billion in 2006, with over 60% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,900 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.
Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company.

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